Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2020 NET CASH PROVIDED BY OPERATING ACTIVITIES OF $64 MILLION, AND $10 MILLION OF FREE CASH FLOW

Auburn Hills, Michigan, August 5, 2020 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Second Quarter Highlights:
•U.S. GAAP net sales of $1,426 million, down 44% compared with second quarter 2019.
◦Excluding the impact of foreign currencies and the net impact of acquisitions and divestitures, net sales were down 43% compared with second quarter 2019.
•U.S. GAAP net loss of $(0.47) per diluted share.
◦Excluding the $(0.33) per diluted share related to non-comparable items (detailed in the table below), adj. net loss was $(0.14) per diluted share.
•U.S. GAAP operating loss of $78 million, or 5.5% of net sales.
◦ Excluding the $69 million of pretax expenses related to non-comparable items, adj. operating loss was $(9) million. Excluding the impact of non-comparable items, adj. operating loss was (0.6)% of net sales.
•Net cash provided by operating activities of $64 million.
◦ Free cash flow of $10 million.

Financial Results:
The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the company's ongoing operations, and related tax effects.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(Loss) earnings per diluted share	$(0.47)	$0.83	$0.15	$1.60

Non-comparable items:
Restructuring expense	0.15	0.05	0.21	0.10
Merger, acquisition and divestiture expense	0.10	0.02	0.20	0.02
Asset impairments	0.08	—	0.12	—
Net gain on insurance proceeds for property damage	(0.02)	—	(0.02)	—
Delayed-draw term loan cancellation	0.01	—	0.01	—
Unfavorable arbitration loss	—	—	—	0.07
Officer stock awards modification	—	—	—	0.01
Pension settlement loss	—	0.10	—	0.10
Tax adjustments	0.01	—	(0.05)	0.09

Adjusted (loss) earnings per diluted share	$(0.14)	$1.00	$0.62	$1.99

Net sales were $1,426 million for the second quarter 2020, down 44% from $2,551 million for the second quarter 2019 due primarily to production disruptions arising from the COVID-19 pandemic, including production slowdowns and shutdowns. Net loss for the second quarter 2020 was $(98) million, or $(0.47) per diluted share, compared with net income of $172 million, or $0.83 per diluted share, for the second quarter 2019. Adj. net loss per diluted share for the second quarter 2020 was $(0.14), down from adj. net income per diluted share of $1.00 for the second quarter 2019. Adj. net loss for the second quarter 2020 excluded net non-comparable items of $(0.33) per diluted share. Adj. net income for the second quarter 2019 excluded net non-comparable items of $(0.17) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The decline in net earnings was primarily due to the impact of lower revenue. The impact of foreign currencies decreased net sales by approximately $36 million and increased net loss by approximately $0.01 per diluted share for the second quarter 2020 compared with the second quarter 2019.

For the first six months of 2020, net sales were $3,705 million, down 28% from $5,117 million in the first six months of 2019 due primarily to production disruptions arising from the COVID-19 pandemic. Net income in the first six months of 2020 was $31 million, or $0.15 per diluted share, compared with $332 million, or $1.60 per diluted share, for the first six months of 2019. Adj. net income per share for the first six months of 2020 was $0.62, down from $1.99 for the first six months of 2019. Adj. net income for the first six months of 2020 excluded net non-comparable items of $(0.47) per diluted share. Adj. net income for the first six months of 2019 excluded net non-comparable items of $(0.39) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The decline in net earnings was primarily due to the impact of lower revenue. The impact of foreign currencies decreased net sales by approximately $88 million and decreased net earnings by approximately $0.02 per diluted share for the first six months of 2020 compared with the first six months of 2019.

Net cash provided by operating activities was $327 million for the first six months of 2020 compared with $467 million for the six months of 2019. Investments in capital expenditures, including tooling outlays, totaled $171 million for the first six months of 2020 compared with $244 million for the six months of 2019. Compared with the end of 2019, balance sheet debt at the end of the second quarter 2020 increased $1,099 million, while cash and cash equivalents increased by $1,171 million, in each case primarily as a result of the issuance of $1.1 billion in 2.650% senior notes due July 2027.

Engine Segment Results: Engine segment net sales were $826 million in the second quarter 2020 compared with $1,569 million in the second quarter 2019. Excluding the impact of foreign currencies, net sales were down 46% from the prior year. Adj. earnings before interest, income taxes and non-controlling interest ("Adj. EBIT") were $28 million in the second quarter 2020, compared to $249 million from the prior year. The decline in Adj. EBIT was primarily due to the impact of lower revenue. Excluding the impact of foreign currencies, Adj. EBIT was $29 million, down $220 million from the second quarter 2019.

Drivetrain Segment Results: Drivetrain segment net sales were $607 million in the second quarter 2020 compared with $998 million in the second quarter 2019. Excluding the impact of foreign currencies, net sales were down 38% from the prior year. Adj. EBIT was $1 million in the second quarter 2020, compared to $102 million from the prior year. The decline in Adj. EBIT was primarily due to the impact of lower revenue. Excluding the impact of foreign currencies, Adj. EBIT was $2 million, down $100 million from the second quarter 2019.

Full Year 2020 Guidance: The company is providing updated 2020 full year guidance. This guidance is for BorgWarner as currently consolidated and excludes the potential impact from the acquisition of Delphi Technologies PLC, which BorgWarner announced on January 28, 2020. Net sales are expected to be in the range of $8.0 billion to $8.4 billion, under the assumption that there are not additional production disruptions arising from COVID-19. This implies a year-over-year decrease in organic sales of 16% to 20%. The company expects its blended light-vehicle market to decline in the range of approximately 22% to 25% in 2020. Due to the impact of COVID-19, global light vehicle production expectations remain volatile. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $110 million, primarily due to the depreciation of the Euro, Chinese Renminbi and Korean Won against the U.S. dollar. The divestiture of the thermostat product line decreased year-over-year sales by approximately $30 million. Full-year operating cash flow is expected to be in the range of $700 million to $850 million, while free cash flow is expected to be in the range of $300 million to $400 million.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2020 results and guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx. Additionally, an earnings call presentation will be available at http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 19 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Forward-Looking Statements: Statements in this news release (this “Release”) may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as "anticipates," "believes," "continues," "could," "designed," "effect," "estimates," "evaluates," "expects," "forecasts," "goal," "guidance," "initiative," "intends," "may," "outlook," "plans," "potential," "predicts," "project," "pursue," "seek," "should," "target," "when," "will," "would," and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this Release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies” in Item 7 of our most recently-filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.
You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: uncertainties regarding the extent and duration of impacts of matters associated with COVID-19, including additional production disruptions; the failure to complete our anticipated acquisition of Delphi Technologies PLC, as a result of, by way of example, the failure to: satisfy the conditions to the completion of the transaction or obtain the regulatory approvals required for the transaction on the terms expected or on the anticipated schedule; our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate; and the other risks, including, by way of example, pandemics and quarantines, noted in reports that we file with the Securities and Exchange Commission, including Item 1A, "Risk Factors" in our most recently-filed Form 10-K as updated by Item 1A of our most recently filed Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this Release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

General: The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this communication and all other documents relating to the proposed transaction are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed transaction disclaim any responsibility or liability for the violations of any such restrictions by any person. Any response in relation to the proposed transaction should be made only on the basis of the information contained in the proxy statement and other relevant documents. Delphi Technologies shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the proxy statement and other relevant documents have been dispatched.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$1,426	$2,551	$3,705	$5,117
Cost of sales	1,252	2,038	3,084	4,085
Gross profit	174	513	621	1,032

Selling, general and administrative expenses	184	212	397	438
Other expense, net	68	16	113	45
Operating (loss) income	(78)	285	111	549

Equity in affiliates’ earnings, net of tax	(2)	(9)	(7)	(18)
Interest income	(3)	(2)	(5)	(5)
Interest expense	18	14	30	28
Other postretirement (income) expense	(1)	27	(3)	27
(Loss) earnings before income taxes and noncontrolling interest	(90)	255	96	517

(Benefit) provision for income taxes	(6)	73	43	164
Net (loss) earnings	(84)	182	53	353

Net earnings attributable to the noncontrolling interest, net of tax	14	10	22	21
Net (loss) earnings attributable to BorgWarner Inc.	$(98)	$172	$31	$332

(Loss) earnings per share — diluted	$(0.47)	$0.83	$0.15	$1.60

Weighted average shares outstanding — diluted	206.0	206.8	206.4	207.0

Supplemental Information (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$64	$427	$327	$467

Capital expenditures, including tooling outlays	$54	$127	$171	$244

Depreciation and amortization	$112	$107	$224	$214

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Engine	$826	$1,569	$2,260	$3,167
Drivetrain	607	998	1,467	1,980
Inter-segment eliminations	(7)	(16)	(22)	(30)
Net sales	$1,426	$2,551	$3,705	$5,117

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adj. EBIT") (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Engine	$28	$249	$236	$490
Drivetrain	1	102	64	207
Adjusted EBIT	29	351	300	697
Restructuring expense	37	13	52	27
Merger, acquisition and divestiture expense	21	5	42	6
Asset impairments	17	—	26	—
Net gain on insurance proceeds for property damage	(6)	—	(6)	—
Unfavorable arbitration loss	—	—	—	14
Officer stock awards modification	—	—	—	2
Corporate, including stock-based compensation	38	48	75	99
Equity in affiliates’ earnings, net of tax	(2)	(9)	(7)	(18)
Interest income	(3)	(2)	(5)	(5)
Interest expense	18	14	30	28
Other postretirement (income) expense	(1)	27	(3)	27
(Loss) earnings before income taxes and noncontrolling interest	(90)	255	96	517
(Benefit) provision for income taxes	(6)	73	43	164
Net (loss) earnings	(84)	182	53	353
Net earnings attributable to the noncontrolling interest, net of tax	14	10	22	21
Net (loss) earnings attributable to BorgWarner Inc.	$(98)	$172	$31	$332

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$2,003	$832
Receivables, net	1,535	1,921
Inventories, net	836	807
Prepayments and other current assets	267	276
Total current assets	4,641	3,836

Property, plant and equipment, net	2,781	2,925
Other non-current assets	2,915	2,941
Total assets	$10,337	$9,702

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$297	$286
Accounts payable and accrued expenses	1,654	1,977
Income taxes payable	19	66
Total current liabilities	1,970	2,329

Long-term debt	2,762	1,674
Other non-current liabilities	842	855

Total BorgWarner Inc. stockholders’ equity	4,611	4,706
Noncontrolling interest	152	138
Total equity	4,763	4,844
Total liabilities and equity	$10,337	$9,702

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Six Months Ended June 30,
	2020	2019
OPERATING
Net earnings	$53	$353
Depreciation and amortization	224	214
Restructuring expense, net of cash paid	45	12
Asset impairments	26	—
Stock-based compensation expense	16	17
Gain on insurance proceeds received for property damage	(9)	—
Deferred income tax (benefit) provision	(24)	35
Pension settlement loss	—	26
Tax reform adjustments to provision for income taxes	—	16
Equity in affiliates’ earnings, net of dividends received, and other	(8)	(4)
Net earnings adjusted for non-cash charges to operations	323	669
Changes in assets and liabilities	4	(202)
Net cash provided by operating activities	327	467

INVESTING
Capital expenditures, including tooling outlays	(171)	(244)
Insurance proceeds received for damage to property, plant and equipment	22	—
Proceeds from settlement of net investment hedges	6	—
Payments for business acquired, net of cash acquired	(2)	(10)
Payments for investments in equity securities	(1)	(48)
Proceeds from sale of business, net of cash divested	—	24
Proceeds from asset disposals and other, net	(1)	1
Net cash used in investing activities	(147)	(277)

FINANCING
Additions to debt	1,143	30
Payments for debt issuance costs	(10)	—
Repayments of debt, including current portion	(35)	(39)
Payments for purchase of treasury stock	—	(100)
Payments for stock-based compensation items	(13)	(15)
Dividends paid to BorgWarner stockholders	(70)	(70)
Dividends paid to noncontrolling stockholders	(16)	(24)
Net cash provided by (used in) financing activities	999	(218)

Effect of exchange rate changes on cash	(8)	(1)

Net increase (decrease) in cash and cash equivalents	1,171	(29)

Cash and cash equivalents at beginning of year	832	739
Cash and cash equivalents at end of period	$2,003	$710

Non-GAAP Financial Measures

This press release contains information about BorgWarner’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2020 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating (Loss) Income

The company defines adjusted operating income as operating income adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the company’s ongoing operations.

Adjusted Operating (Loss) Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$1,426	$2,551	$3,705	$5,117

Gross profit	174	513	621	1,032
Gross margin	12.2%	20.1%	16.8%	20.2%

Operating (loss) income	(78)	285	111	549
Operating margin	(5.5)%	11.2%	3.0%	10.7%

Non-comparable items:
Restructuring expense	$37	$13	$52	$27
Merger, acquisition and divestiture expense	21	5	42	6
Asset impairments	17	—	26	—
Net gain on insurance proceeds for property damage	(6)	—	(6)	—
Unfavorable arbitration loss	—	—	—	14
Officer stock awards modification	—	—	—	2
Adjusted operating (loss) income	$(9)	$303	$225	$598
Adjusted operating margin	(0.6)%	11.9%	6.1%	11.7%

Free Cash Flow

The company defines free cash flow as net cash provided by operating activities minus capital expenditures and it is useful to both management and investors in evaluating the company’s ability to service and repay its debt.

Free Cash Flow Reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,		Full-Year 2020 Guidance
	2020	2019	2020	2019	Low	High
Cash provided by operating activities	$64	$427	$327	$467	$700	$850
Capital expenditures, including tooling outlays	(54)	(127)	(171)	(244)	(400)	(450)
Free cash flow	$10	$300	$156	$223	$300	$400

Key Definitions

The terms below are commonly used by management and investors in assessing ongoing financial performance.

Organic Revenue Change: Revenue change year over year excluding the estimated impact of FX and net M&A.

Market: Light vehicle production weighted for BorgWarner's geographic exposure as estimated by BorgWarner

Outgrowth: BorgWarner's "Organic Revenue Change" vs. change in "Market".